Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of SpringBig Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 8, 2024	Lightbank Asset Management, LLC

	By:	/s/ Mike Mauceri
	Name:	Mike Mauceri
	Title:	Chief Financial Officer

/s/ Mike Mauceri
Mike Mauceri, attorney-in-fact for Eric Lefkofsky